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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE               CONTACT:  DEBORAH H. FRANKOVICH
                                              SENIOR VICE PRESIDENT  AND
                                              TREASURER
                                              (281) 774-5166

                        PARACELSUS HEALTHCARE CORPORATION
                    AMENDED PLAN OF REORGANIZATION CONFIRMED
                     TERMS OF GOVERNMENT SETTLEMENT APPROVED
             CORPORATE NAME CHANGING TO CLARENT HOSPITAL CORPORATION

HOUSTON, Texas, May 31, 2001 - Paracelsus Healthcare Corporation (OTC Bulletin
Board: PLHCQ) announced today that it has received oral confirmation from the United States Bankruptcy Court in Houston, Texas of its Chapter 11 Amended Plan of Reorganization and approval of the terms of its previously announced $5.5 million settlement of government claims. The plan of reorganization will become effective after entry of the final order by the court, expiration of the normal 10 day appeal period, and satisfaction of various conditions precedent to effectiveness contained in the Plan, ("Effective Date"), which the Company expects to occur in the next few weeks.

The confirmed reorganization plan provides, among other things, that all principal and interest outstanding on the 10% Senior Subordinated Notes and all allowed general unsecured claims will be exchanged for a combination of cash, new debt and new common stock of reorganized Paracelsus, which will reincorporate in Delaware and change its corporate name to Clarent Hospital Corporation. Upon the Effective Date of the Amended Plan, the shares of the Company's common stock held by existing equity holders will be canceled and rendered null and void. The former equity holders will neither receive nor retain any interest in the Company under the approved plan. The 6.51% Subordinated Note and interest outstanding will be deemed to be exchanged for existing equity, which will be concurrently eliminated under the Amended Plan. The complete Amended Plan of Reorganization is on file with the United States Bankruptcy Court.

Robert L. Smith, CEO, said, "The Company is glad to be nearing the end of the bankruptcy restructuring process so we may fully focus our resources on the operations of our hospitals and the profitability of the Company as a whole. This process has been very challenging, and we sincerely appreciate the loyal support of our employees, members of our medical staffs, and our vendors who stood by us patiently while we completed the reorganization process."

The Company has retained an investment banking firm to review its strategic alternatives following emergence from Chapter 11 bankruptcy protection. The investment banking firm is in the preliminary stage of its work, and the Company cannot predict the timing or ultimate outcome of this initiative.

Paracelsus Healthcare Corporation, a public company currently listed on the OTC Bulletin Board, was founded in 1981 and is headquartered in Houston, Texas. Including a hospital partnership, Paracelsus presently owns the stock of hospital corporations that own or operate 10 hospitals in seven states with a total of 1,287 beds. Additional Company information may be accessed through http://www.prnewswire.com under the Company's name.

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         Certain statements contained herein are "forward-looking statements"
made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. All statements regarding the Company's expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive position, growth opportunities, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ materially from the Company's expectations as a result of a variety of factors, including, without limitation, those discussed below.

         o Factors which may cause the Company's actual results in future periods to differ materially from forecast results include, but are not limited to: (i) the Company's ability to comply with the terms of the subsidiary level credit facility; (ii) the Company's inability to access capital markets given the Company's current financial condition; (iii) the excessive amount of time and effort that the Company's senior management must devote to dealing with the Company's financial condition thereby reducing time spent directly on the operations of its businesses; (iv) the Company may be unable to retain top management and other key personnel, including physicians; (v) competition, including the impact of a new competing hospital opened in November 2000 in the Fargo, North Dakota market, and general economic, demographic and business conditions, both nationally and in the regions in which the Company operates; (vi) existing government regulations and changes in legislative proposals for healthcare reform, including changes in Medicare and Medicaid reimbursement levels; (vii) the ability to enter into managed care provider arrangements on acceptable terms; (viii) liabilities and other claims asserted against the Company; (ix) the loss of any significant customer, including but not limited to managed care contracts; (x) the Company's ability to achieve profitable operations after the confirmation of the Plan of Reorganization, as amended; (xi) the Company's ability to generate sufficient cash from operations to meet its obligations; and (xii) the Company's ability to comply with the terms of the corporate integrity agreement.

         The Company is generally not required to, and does not undertake to, update or revise its forward-looking statements.